True Drinks Holdings Inc. Announces New Board Member

IRVINE, CA-- (Marketwire – August 6, 2015) – True Drinks, Inc. (OTC BB: TRUU), a healthy beverage provider with licensing agreements with Disney and Marvel for use of their characters on its proprietary, patented bottles, today announced the addition of Ramona Cappello to its Board of Directors.

Ms. Cappello comes with a 30-year track record having led Mauna Loa Macadamia Nut Company and Corazono Foods, as well as her current project leading Sun Harvest Salts and consulting within the food and health and wellness industries. Prior to these roles, Ms. Cappello worked with Nestle, Celestial Seasonings, and Kendall Jackson. A graduate from USC and the Marshall School of Business, Ms. Cappello sits on the Board of Catholic Big Brothers and Big Sisters.

Lance Leonard, CEO of True Drinks, said, we are extremely fortunate to have someone join our Board that has the experience and leadership skills of Ms. Cappello. As we develop the company and accelerate growth, Ms. Cappello will help guide us through these growth states as she has done with both large multi-national CPG companies and entrepreneurial ventures. I am very excited to have her join our team.”

About True Drinks, Inc.

True Drinks is a healthy beverage provider with licensing agreements with Disney and Marvel for use of their characters on its proprietary, patented bottles. AquaBall™ is a naturally flavored, vitamin-enhanced, zero- calorie, dye-free, sugar-free alternative to juice and soda. AquaBall™ is currently available in four flavors: orange, grape, fruit punch and berry. Their target consumers: kids, young adults, and their guardians, are attracted to the product by the entertainment and media characters on the bottle and continue to consume the beverage because of its healthy benefits and great taste. For more information, please visit www.aquaballdrink.com and www.truedrinks.com. Investor information can be found at www.truedrinks.com/investor-relations/. Proudly made in the USA.

FORWARD-LOOKING STATEMENTS Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if," "should" and "will" and similar expressions as they relate to True Drinks, Inc. are intended to identify such forward-looking statements. True Drinks, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations or the anticipated benefits of the merger and other aspects of the proposed merger should not be construed in any manner as a guarantee that such results or other events will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in True Drink's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:

Investor Relations

True Drinks, Inc.

18552 MacArthur Blvd., Ste. 325

Irvine, CA 92612

ir@truedrinks.com

949-203-3500